EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of May, 2008 by and between CLEAN POWER TECHNOLOGIES, INC., a Nevada corporation (hereinafter called the "Company"), and ABDUL MITHA (hereinafter called the "Executive").

RECITALS

WHEREAS, the Company is in the business of exploiting new hybrid fuel and other automotive technologies; and

WHEREAS, the Company acknowledges that the Executive has been serving as the Company’s President and Chief Executive Officer since April 27, 2004, but has not been compensated for the services he has provided prior to the date of this Agreement; and

WHEREAS, the Company desires to maintain the employ of the Executive as the President and Chief Executive Officer of the Company, and the Executive is willing to continue such employment; and

WHEREAS, as a condition precedent to and as an incentive to the Company to maintain the employ of the Executive as the President and Chief Executive Officer of the Company, the Company and the Executive desire to record the arrangements for such employment, in the manner provided for herein and upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.

Employment.

1.1

Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on July, 1st 2014 (the “Initial Term”) unless sooner terminated as hereinafter set forth.  This Agreement shall be extended for an additional five (5) year term (the “Renewal Term,” and collectively with the Initial Term, the “Term”) upon prior written mutual agreement between the Company and the Executive of at least ninety (90) days prior to the expiration of the Initial Term.

1.2

Duties of Executive.  The Executive shall serve as the Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company, including, without limitation, the duties and responsibilities customarily associated with a chief executive (e.g., control of day-to-day operations, signing checks, hiring and firing, etc.).  The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Board of Directors and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties.  In addition, the Executive shall regularly consult with the Chairman of the Board with respect to the Company's business and affairs.  The Executive shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive's obligations hereunder shall run only to the Company, and not to the Company’s affiliates, if any.

1.3

Place of Performance.  In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices except for travel reasonably necessary in connection with the Company's business.

2.

Compensation.

2.1 (a)

Base Salary.  Commencing on the effective date of this Agreement, the Executive shall receive an annual base salary (the “Base Salary”) of $500,000.00 during the first year of the Initial Term, with annual increases of 20% per year thereafter during the Term of this Agreement.  The Base Salary shall be payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes, and shall not be decreased for any reason.

It is further agreed that the said base salary will be increased to $750,000 when the Company generates in excess of $1,000,000  and up to  $5,000,000 in Gross Revenue during each operating year pursuant to the terms set out in clause 2.2 (4) (b).  The provisions for the annual increase shall remain unchanged as per Clause 2.1(a) hereof.

2.1(b) In the event that the Company is unable to pay in cash the Executive’s Base Salary or any portion thereof, then within ninety (90) days from the date of the anniversary of the expiration of each year, the Company may, at the option of the Executive, pay such unpaid salary, in whole or in part, in restricted shares of common stock which shall be issued at $0.50 per share.

2.1(c) Any amount of Base Salary not paid pursuant to Sections 2.1(a) or 2.1(b) shall accrue until paid in full.

2.2

Incentive Compensation.  The Executive shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board of Directors of the Company (or any authorized committee thereof) in its discretion.  Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board or committee and shall relate to the following:

1.

200,000 shares when the Company raises a minimum of $3,000,000 when the company raises financing for the project. Should the amount raised be higher, the Executive will receive additional shares on pro rata basis.

2.

200,000 shares when formal tests of the engines for each industry application are successfully completed to the satisfaction of the first end user client in such category.

3.

150,000 shares when the Company enters into Joint Venture or Collaboration Agreements with any company or companies which will help to accelerate the Company’s project or help to accelerate the revenue format.

4.

The Executive will receive the following stock incentive compensation during the term of this contract:

(a)

100,000 share each year or pro rata thereof when the Company generates $1,000,000 in Gross Revenue during each operating  year;

(b)

Thereafter 200,000 shares each year or pro rata thereof when the Company generates in excess of $1,000,000  and up to  $5,000,000 in Gross Revenue during each operating year; and

(c)

350,000 shares each year or pro rata thereof when the Company generates $10,000,000 and up in Gross Revenue during each operating year.

     5. Any shares issued to Execute pursuant to this Section 2.2 shall be valued at $0.50 per share of Common Stock and shall be deemed restricted stock of the Company unless and until a registration statement covering the shares is declared effective or the Executive is able to rely on Rule 144 for any resales.

2.3

Stock Options.

(a)

The Executive shall be entitled to participate in all stock option plans of the Company (the “Plans”) in effect during the Term of employment pursuant to this Agreement.

(b)

Upon execution of this Agreement, the Company will issue Executive  stock options, pursuant to a stock option agreement to be entered into between the Company and the Executive (the “Options”), to purchase at the end of each anniversary of this Agreement 1,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) at an exercise price of an average 90 days trading price  preceding the exercise the said Options. The said 1,000,000 Option shares shall exercisable by the Executive within 5 years from date of  such options becoming due and exercisable.

(c)

All Options issued to the Executive in accordance with this Agreement shall become immediately exercisable as to 100% of the shares of Common Stock not otherwise vested upon any termination of Executive’s employment pursuant to Sections 4.4 or 4.5 hereof, it being agreed that the Company shall vest the unvested portion of the Executive’s Option shares and cooperate in good faith to afford the Executive the right to accelerate the exercise of the Options in full immediately prior to any Change in Control (as hereinafter defined).  In the event that Executive terminates or is terminated pursuant to Sections 4.4 or 4.5 hereof, Executive shall have the greater of (i) five years after termination, or (ii) the remaining term of the Options, in order to exercise his Options.

(d)

The Company shall take all action reasonably requested by the Executive to permit any “cashless” exercise of the Options that is permitted under the Plan.

(e)

Upon proper exercise of an Option, the Executive shall be deemed for all purposes the owner of the shares of Common Stock that are purchasable upon such exercise.

(f)

The provisions of the Plan shall not be adversely modified as to the Executive without the Executive’s prior written consent.

(g)

All Option shares shall be fully adjusted for events such as splits.

2.4

Compensation for Past Services.

As compensation for the services provided by the Executive to the Company from April 27, 2004 through the date of this Agreement, the Executive shall be entitled to receive 4,000,000 shares of the Company’s Common Stock, which shall vest immediately.  All such shares pursuant to this Agreement shall be issued within thirty (30) business days of the execution date of this Agreement.

3.

Expense Reimbursement and Other Benefits.

3.1

Expense Reimbursement.  During the Term of Executive's employment hereunder, the Company, upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, lodging and entertainment.

3.2

Incentive, Savings and Retirement Plans.  During the Term of Executive’s Employment hereunder, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case comparable to those currently in effect or as subsequently amended.  Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided at any time hereafter with respect to other key executives.

3.3

Welfare Benefit Plans.  During the Term of Executive’s Employment hereunder, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives.

3.4

Vacation.  During the Term of Executive’s Employment hereunder, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Executive be entitled to fewer than four weeks paid vacation per year, as well as pay for holidays observed by the Company.

3.5

Housing: During the term of Executive’s employment hereunder, the Company will provide a 2 bed room apartment within commuting distance from the facility for the Executive’s exclusive use whilst visiting or residing in England.

The Company hereby undertakes to pay all reasonable costs for relocation and as well will pay for all utilities, electricity, hydro, rates, insurance, telephone, cable, internet, and maintenance, renovation and upgrading costs.

3.6.

Use of a Vehicle:  The Company will purchase a vehicle of the Executive’s choice for the executive’s exclusive use in England whilst visiting the U.K. facility or residing in England. The Company will undertake to pay all operating expenses pertaining to the use of this vehicle including, but without limiting generality thereof, gasoline, insurance, maintenance/repairs.

The Company will also provide a vehicle for the use to the Executive at its Head corporate office in Calgary. It is agreed that 65% of the operating costs of the said vehicle will be attributed to the Company and 35% will be attributed to the Executive’s employment benefit.

4.

Termination.

4.1

Termination for Cause.  Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause.  As used in this Agreement, “Cause” shall only mean:

(a)

an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(b)

subject to the following sentences, repeated violation by the Executive of the Executive's material obligations under this Agreement which are demonstrably willful, persistent and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company’s Board of Directors; or

(c)

the conviction of the Executive for any criminal act which is a felony and which shall result in a custodial sentence of 5 years or more.

Upon any reasonable and good faith determination by the Company's Board of Directors that Cause exists under clause (a) of the preceding sentence and clause (b) of the preceding sentence (to the extent the violation under said clause (b) has not been cured by the Executive), the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clauses (a) and (b).  Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear.  Any termination for Cause pursuant to clause (a) or (b) of the first sentence of this Section 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.  Upon any termination pursuant to this Section 4.1, the Executive shall be entitled to be paid six months of his Base Salary from the date of the termination or the remaining unexpired term, of this Employment Agreement, whichever shall be shorter. The Executive shall be entitled to enjoy all benefits given under this Employment Agreement, including but without limiting the generality thereof, those referred to in clauses 2 and 3 and sub-clauses thereof during said Termination period. Notwithstanding anything contained herein, if the Executive is precluded from acting as an Executive for legal or other reasons, the terms of this contract and obligations contained herein will be fully honored as if the said termination had occurred for ‘Without Cause’.  Thereafter the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

4.2

Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) consecutive days in any 12-month period.  Upon any termination pursuant to this Section 4.2, the Executive shall be entitled to be paid his Base Salary for the remaining term of the Agreement.  In the event that the Agreement has less than six months remaining at such time, Executive shall be entitled to a payment equal to six months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his disability.

4.3

Death.  In the event of the death of the Executive during the Term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to the Base Salary for the remaining term of this Agreement.  In the event that the Agreement has less than six months remaining at such time,

Executive shall be entitled to a payment equal to six months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his death.

4.4

Optional Termination. Notwithstanding anything contained in this Agreement to the contrary, the Executive, by giving thirty (30) days prior written notice to the Company, shall one year after the date of this Agreement, have the right to terminate this Agreement at his sole discretion.  Upon any termination pursuant to this Section 4.4, the Executive shall be entitled to be paid his Base Salary and the benefit referred to hereinbefore for a period of 24 months from the date of termination and the Company shall have no further liability hereunder thereafter (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and as to the vesting of Options pursuant to Section 2.3(d)), unless the Executive and the Company agree to a different arrangement.

4.5

Termination Without Cause.  At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; provided, however, that the Company shall:

(a)

pay to Executive any all unpaid Base Salary and allow the Executive to enjoy all the benefits given hereunder for the period remaining period of this Employment Agreement, including the Compensation package referred to in clause 2 hereof, and will further allow to receive all pro-rata bonus, incentive and option shares that would be payable had Executive completed a full year of employment;

(b)

pay to the Executive in a lump sum, in cash within 30 days after the date of employment termination, an amount equal to the greater of (i) 100% of his annual Base Salary then in effect, or (ii) the balance of the Executive’s Base Salary from the effective date of termination through the expiration of the Initial Term or Renewal Term then in effect as per clause 1 hereof;

(c)

continue to pay the Executive’s health and disability insurance, and all other benefits referred to in clause 3 hereof for the longer of a period of twelve (12) months or the remaining term of this Agreement, whichever is longer; and

(d)

The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 4.5 if such employment is terminated by the Company without Cause, by the Executive voluntarily for Good Reason, or as a result of a Charge in Control.

(i)

For purposes of this Agreement, "Good Reason" means:

1)

the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the

Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated,  insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

2)

any failure by the Company to comply with any of the provisions of Section 2 or Section 3 [any other?] of this Agreement,  other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

3)

the Company's requiring the Executive to be based at any office or location more than fifty (50) miles from its current executive offices, except for travel reasonably required in the performance of the Executive's responsibilities;

4)

any change in the designation of the particular executive that the Executive is obligated to report to under Section 1.2 hereof;

5)

any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

6)

any termination by the Executive for any reason during the three-month period following the effective date of any Change in Control.

(ii)

For purposes of this Agreement, a “Change in Control” shall mean:

1)

The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

2)

All or any of the [five (5)] individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or  threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

3)

Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned; and

4)

The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company's ownership of less than 50% of the Company's current assets.

5.

Restrictive Covenants.

5.1

Nondisclosure.  During his employment and for twelve (12) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company, unless required to do so by a governmental agency or court of law.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, "Confidential Information" means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known.

5.2

Nonsolicitation of Employees.  While employed by the Company and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months. Notwithstanding the foregoing, the Executive shall not be restricted in hiring any person who responds to any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such person.

5.3

Covenant Not to Compete.  Executive will not, at any time, during the Term of this Agreement, and for a period of twelve (12) months thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business.  As used in this Agreement, the business of Employer shall be deemed to include any business which directly competes with the Company in the medical device industry.  The covenant not to compete for twelve (12) months after termination shall only be effective if the Executive has received all compensation due to him pursuant to this Agreement.  The Company shall have the right in its sole discretion to waive this non-compete provision.

5.4

Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 5.1, 5.2 or 5.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.

Re-negotiate. This contract may be re-negotiated by the Executive should the circumstances and the economic situation of the company shows improvement beyond the Company’s forcast.

7.

Entire Agreement.  This instrument contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, [and any such modification on behalf of the Company must be approved by the Board].

8.

Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, excluding choice of law provisions.  The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of Nevada located in Las Vegas and the courts of the United States located in Nevada and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. Executive agrees that service of process upon Executive in any such action or proceeding may be made by Canada Post or United States mail, certified or registered, return receipt requested, postage prepaid.  Unless otherwise agreed, the prevailing party in any litigation relating to the interpretation or enforcement of this Agreement shall be entitled to reasonable costs and attorneys' fees.

9.

Notices:  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or via overnight courier, (c) one day after electronically mailed either in the text of an email message or attached in a commonly readable format, and the sender has received no generated notice that the email message has not been successfully delivered, or (d) upon receipt of proof of sending thereof when sent by facsimile, addressed as follows:

If to the Company:	Clean Power Technologies Inc. 436-35th Avenue N.W., Calgary, Alberta T2K 0C1 Canada Fax: 403-277-3117 Email: abdul@cleanpowertech.co.uk

with a copy to:	Gersten Savage LLP 600 Lexington Avenue New York, New York 10022 Attention: Peter J. Gennuso, Esq. Fax: 212-980-5192 Email: pgennuso@gskny.com

If to the Executive:	Abdul Mitha Address: 32 Hawkwood Place N.W. Calgary, Alberta Canada T3G 1X6 Fax: 403-277-3117 Email: mithaa@shaw.ca or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

10.

Successors.

(a)

This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

12.

Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13.

Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

14.

No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

15.

Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended.

16.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.

Executive’s Recognition of Agreement.  Executive acknowledges that Executive has read and understood this Agreement, and agrees that its terms are necessary for the reasonable and proper protection of the Company’s business.  Executive acknowledges that Executive has been advised by the Company that Executive is entitled to have this Agreement reviewed by an attorney of Executive’s selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: CLEAN POWER TECHNOLOGIES INC. By: /s/ Diane Glatfelter DIANE GLATFELTER Chief Financial Officer

EXECUTIVE: /s/ Abdul Mitha Abdul Mitha